REIMBURSEMENT AGREEMENT


                                     between

                        Sesvenna 20. Vermogensverwaltungs
                (in the process of being renamed CFC EUROPE GMBH)


                                       and


                        LASALLE BANK NATIONAL ASSOCIATION





                                             Dated as of March 19, 1999







                             REIMBURSEMENT AGREEMENT


         This Reimbursement Agreement (this "Agreement") dated as of the 19th day of March, 1999 is by and between Sesvenna 20. Vermogensverwaltungs GmbH (in the process of being renamed CFC EUROPE GMBH), a German corporation (the "Company") and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").


                              W I T N E S S E T H:

         WHEREAS, the Company has entered into that certain letter agreement (the "ABN Loan Documents") with ABN AMRO Bank (Deutschland) AG ("ABN AMRO") providing for a DM 7,500,000 line of credit (the "Line of Credit") and a DM 11,000,000 term loan (the "Term Loan"; the Term Loan and the Line of Credit are collectively referred to as the "Loans");

         WHEREAS, the Company has requested that Bank cause LaSalle National Bank ("L/C Bank") to issue an irrevocable standby letter of credit in the form of Attachment A hereto (such letter of credit, as amended, modified or otherwise supplemented from time to time, is referred to herein as the "Letter of Credit") in favor of ABN AMRO to secure the obligations and liabilities of the Company to ABN AMRO under the ABN Loan Documents, with such Letter of Credit to be in an amount not exceeding DM 19,425,000 (the "Stated Amount"); and

         WHEREAS, the parties hereto desire to enter into this Agreement in order to, among other things, provide for the issuance of the Letter of Credit and certain of the terms and conditions relating thereto;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. For the purpose of this Agreement, capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the other Loan Documents. In addition to terms defined elsewhere herein, the following terms shall have the following meanings:

         "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, the power

(1) to vote securities having fifty percent (50%) or more voting power (on a fully diluted basis) for the election of directors or managing general partners; or

(2) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Authorized Officer" means, in the case of a corporation, the Chairman, the Managing Director, the President, any Executive Vice-President, Vice President of Finance, any Vice President or the Treasurer of the specified corporation.

         "Business Day" means any day other than (A) a Saturday, Sunday, or (B) a day on which banking institutions located in Chicago, Illinois, are required or are authorized by law or executive order to close.

         "Certifying Officer" shall mean the Secretary or an Assistant Secretary of the specified corporation.

         "Date of Issuance" shall mean the date of issuance and delivery of the Letter of Credit.

         "Default" shall mean any event which with notice or lapse of time, or both, would become an Event of Default.

         "DM" or "Deutsche Mark" shall mean lawful currency of the Federal Republic of Germany.

         "Event of  Default"  shall have the  meaning  assigned  to such term in
Section 10 hereof.

         "Expiration Date" means the last day a drawing is available under the Letter of Credit by operation of its terms, or as defined herein in subsection 3(f) hereof.

         "Initial Stated Amount" shall mean the Stated Amount of the Letter of Credit on the Date of Issuance.

         "Loan Documents" means this Agreement, the Pledge, the ABN Loan Documents, and all instruments, documents and agreements executed in connection herewith or therewith, as the same may be amended, modified, supplemented or restated from time to time, and "Loan Document" shall mean any one of the foregoing.

         "Obligations" shall mean all indebtedness, liabilities, responsibilities and obligations, whether now existing or hereafter arising, primary or contingent, owing to the Bank or the L/C Bank by the Company, whether pursuant to this Agreement, any guaranty in favor of Bank by any Subsidiary or the Company, by assignment, participation or otherwise, and all covenants, agreements and obligations, whether now existing or hereafter arising, to be performed or observed in favor of the Bank by the Company, whether pursuant to this Agreement or otherwise.

         "Person"  shall  mean  any  natural  person,   joint  venture,   trust,
unincorporated  organization,  firm,  association,   corporation,   institution,
entity, partnership, public body or governmental body of any kind whatsoever.

         "Prime Rate" means for any day the rate of interest announced by the Bank from time to time as its prime rate which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall be for purposes hereof the date any change in the Prime Rate is announced or quoted by the Bank.

         "Subsidiary" means, with respect to any Person, any corporation of which the outstanding capital stock having more than fifty percent (50%) of the voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

SECTION 2. ISSUANCE OF THE LETTER OF CREDIT. The Bank agrees to cause the L/C Bank to issue on the date of execution and delivery of this Agreement, upon the terms, subject to the satisfaction of the conditions and relying upon the representations and warranties set forth in this Agreement, the Letter of Credit in substantially the form of Attachment A hereto. The Letter of Credit shall initially be in a Stated Amount of DM 19,425,000 (the "Stated Amount").

SECTION 3.  REIMBURSEMENT AND OTHER PAYMENTS.

(1) Reimbursement and Interest. The payment of a draft under the Letter of Credit shall constitute a loan to and indebtedness of the Company and the Company hereby agrees to pay to the Bank (i) the full amount of all drawings made under the Letter of Credit immediately upon payment by the L/C Bank, of each such drawing and on the date of each such payment and (ii) on demand, any and all reasonable charges and expenses which the Bank or L/C Bank may pay or incur relative to the Letter of Credit and any and all reasonable expenses incurred by the Bank in enforcing any rights under this Agreement, including, but not limited to, reasonable attorneys' fees incurred by the Bank in enforcing any of such rights. If the Company does not make such reimbursements on the date due or demanded, in addition to any Event of Default resulting therefrom, such reimbursement obligations shall bear interest at the rate per annum specified in
Section 3(h) hereof.

(2) Commission and Other Fees. The Company hereby agrees to pay the following amounts to the Bank:


          (1) an annual Letter of Credit fee in the amount of .75% per annum of the Stated Amount, or such lesser face amount as the Letter of Credit has been reduced to as of the date of any such payment, payable in advance, on the Date of Issuance and on each anniversary thereof hereafter;

          (2)       a transaction fee in an amount equal to the greater of
     (a) one-eighth of one percent (1/8 of 1%) of any amount drawn under the Letter of Credit to pay principal or interest or expenses on the Loans, or (b) $200, plus, in either case, any applicable wire transfer and special handling charges of the L/C Bank, payable when such drawing has been paid by the L/C Bank;

          (3) all customary fees and administrative expenses of the Bank or L/C Bank in connection with the issuance, transfer, maintenance, modification (if any) and administration of the Letter of Credit, payable upon demand from time to time; and

          (4) a commitment fee in the amount of .5% of the Stated Amount, payable on the Date of Issuance.

(3) Computation of Interest. Interest payable hereunder shall be computed on the basis of a year of 360 days, for the actual number of days elapsed (including the first day and excluding the last day). Whenever any payment under this Agreement shall be due on any day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the due date for any such payment is so extended or extended for any other reason, including operation of law, interest shall accrue and be payable for such extended time.

(4)  Change in Law, Compensation.

          (1) If any change in any law, regulation, guideline or directive (whether or not having the force of law) or in the interpretation thereof by any court or administrative or governmental authority charged with the
     administration   thereof  shall  either  (1)  impose,  modify  or  deem
     applicable any reserve, special deposit or similar requirement against letters of credit issued by the Bank or the L/C Bank, or any advance or forbearance in respect of the reimbursement obligations of the Company under this Agreement (an "Advance") or (2) impose on the Bank or the L/C Bank any other condition regarding this Agreement, the Letter of Credit and the result of any event referred to in clause (1) or (2) above shall be to increase the cost to the Bank or L/C Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Bank, the Company shall immediately pay to the Bank or the L/C Bank from time to time as specified by such party, additional amounts which shall be sufficient to compensate such party for such increased cost from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in clause
     (ii) of paragraph (a) above. A certificate setting forth in reasonable detail such increased cost incurred by any such party as a result of any event mentioned in clause (1) or (2) above, submitted by such party to the Company, shall be conclusive, absent manifest error, as to the amount thereof.

          (2) If any change in any law, regulation, guideline or directive (whether or not having the force of law) or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall prohibit or restrict the making of any drawing under the Letter of Credit, maintaining as outstanding any loan on behalf of the Company or the charging of interest on such loan, the Company agrees that the Bank or the L/C Bank shall have the right to comply with such prohibition or restriction and require repayment in full of each loan together with accrued interest thereon. A certificate setting forth the details concerning the foregoing submitted by the Bank or the L/C Bank to the Company shall be conclusive, absent manifest error, as to such matters.

(5) Time and Place of Payment. All payments by the Company to the Bank hereunder shall be made by 12:00 noon (Chicago time) on the date due in lawful currency of the United States, in immediately available funds, to the Chicago office of the Bank at 4747 West Irving Park Road, Chicago, Illinois 60641 in an amount equal to the U.S. Dollar equivalent of the amount in DM paid by the L/C Bank under the Letter of Credit to ABN AMRO, at the exchange rate in effect on the date of the payment by the L/C Bank.

(6) Expiration. The Expiration Date of the Letter of Credit shall be the earlier of (i) the later of the close of banking business in Chicago on April 15, 2004, or such later date as the Letter of Credit has been extended to in accordance with its terms (the "Stated Expiration Date"), or if such day is not a Business Day, then the next succeeding Business Day; and (ii) the close of business on the date on which the Loans have been indefeasibly paid in full.

(7) Non-Usurious Interest Rate. It is the intention of the Bank and the Company to comply with the laws of the State of Illinois and notwithstanding any provision to the contrary contained herein, the Company shall not be required to pay, and the Bank shall not be permitted to collect any interest (or fees determined to constitute interest) in an amount in excess of, the maximum non-usurious amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined to have been provided for under this Agreement by a court of competent jurisdiction, then in such event
(i) the provisions of this subsection 3(g) shall govern and control; (ii) neither the Company nor any endorser shall be obligated to pay any Excess Interest; (iii) any Excess Interest that the Bank may have received hereunder shall be, at Bank's option, (1) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (2) refunded to the payor thereof, or (3) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed under applicable law, and this Agreement shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) neither the Company nor any endorser shall have any action against the Bank for any damages, penalties or relief under any usury statute to set aside the Obligations or to make the Obligations or any portion thereof uncollectible arising out of the payment or collection of any Excess Interest.

(8) Late Payments. If the principal amount of any Obligation is not paid when due, such Obligation shall bear interest until paid in full at a rate per annum equal to the Prime Rate from time to time in effect plus two percent (2%), payable on demand, for the period from and including the date on which payment is due or declared due, but not including the date on which the payment is made. Interest shall be computed on the basis of a year consisting of 360 days for the actual number of days elapsed.

SECTION 4.        REDUCTION.

         Reduction of the Stated Amount. The Letter of Credit shall be permanently reduced on a quarterly basis in an amount equal to DM 218,750, if within ten (10) days after the end of each calendar quarter, ABN AMRO shall not have made a drawing thereunder.


SECTION 5. CONDITIONS PRECEDENT TO ISSUANCE OF THE LETTER OF CREDIT. The obligation of the Bank to cause the L/C Bank to issue the Letter of Credit shall be subject to the satisfaction of the following conditions precedent:

(1) The following statements shall be true and correct on the Date of Issuance and the Bank shall have received a certificate of the Company signed on its behalf by an Authorized Officer, dated the Date of Issuance, stating that:

                  (i) the representations and warranties contained in the Loan Documents and this Agreement are correct on and as of the Date of Issuance as though made on and as of such date; and

                  (ii) no Event of Default has occurred and is continuing, or would result from the issuance of the Letter of Credit, and no event has occurred and is continuing which would constitute any such Event of Default but for the requirement that notice be given or time elapse or both;

                  (b) The Bank shall have received on or before the Date of Issuance the following, each dated the Date of Issuance or the date hereof, as the Bank may require, in form and substance satisfactory to the Bank and its counsel:

                  (i) incumbency certificate with respect to the Authorized Officers of the Company executing the documents referred to in item (i) above;

                  (ii) evidence of the due authorization, execution and delivery by the parties thereto of the Loan Documents to which the Company or any Subsidiary is a party, including without limitation fully executed copies (or a certified duplicate thereof) of each of the ABN Loan Documents;

                  (iii) a guaranty by CFC International, Inc. of the obligations of the Company hereunder;

                  (iv) the pledge by the Company of the shares of CFC Oeserwerk GMBH and CFC Oeser France SARL ("Pledge") as collateral for the Obligations;

                  (v)     copies of the organizational documents of the Company;

                  (vi)     an opinion of counsel to the Company;

                  (vii)    a fully executed copy of this Agreement; and

                  (viii) such other certificates, documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request.


SECTION 6. OBLIGATIONS ABSOLUTE. The Obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the respective terms thereof, under all circumstances whatsoever, including, without limitation, the following circumstances:

(1)      any lack of validity or enforceability of the Letter of Credit;

(2) any amendment or waiver of or any consent to departure from all or any of the other Loan Documents;

(3) the existence of any claim, set-off, defense or other rights which the Company may have at any time against any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Bank or the L/C Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other person or entity, whether in connection with this Agreement, the Letter of Credit, the Loan Documents or any unrelated transaction;

(4) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided that the acceptance of any such statement or document by the Bank or the L/C Bank shall not be the result of gross negligence or willful misconduct by the Bank or the L/C Bank;

(5) payment by the L/C Bank under the Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the L/C Bank;

(6) payment by the L/C Bank under the Letter of Credit notwithstanding:

                  (i) any instructions of the Company given after the Letter of Credit is issued not to make payment thereunder;

                  (ii)  the   occurrence  of  any  event,   including,   without
                  limitation, the commencement of legal proceedings to prohibit payment under the Letter of Credit; or

                  (iii) the issuance of any order by any government agency, governing body or court whether or not having jurisdiction in the premises prohibiting payment under the Letter of Credit provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the L/C Bank; and

(7) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the Bank or the L/C Bank.


SECTION 7. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Bank as follows:

(1) Incorporation By Reference. The representations and warranties of the Company as set forth in the ABN Loan Documents are hereby incorporated in this Agreement by this reference as if they were fully set forth herein, and such representations and warranties shall continue in effect as long as this Agreement remains in effect regardless of whether the ABN Loan Documents shall be earlier terminated. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provisions in the ABN Loan Documents, the provision contained in this Agreement shall govern and control with respect to the contractual relationship between the Company and the Bank under this Agreement.

(2) Reaffirmation and Readoption. Each and every representation and warranty contained in the ABN Loan Documents or thereafter made by the Company is hereby reaffirmed and readopted as being true and correct in all respects on and as of the date hereof.

(3) Power and Authority, No Contravention. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action, and (i) does not contravene any law or contractual restriction binding on or affecting the Company, and (ii) does not contravene any charter, or other organizational document of the Company.

(4) No Consent, etc. No consent, authorization, order, registration, qualification or approval or other action by, and no notice to or filing with, any Person is required for the due execution, delivery and performance by the Company of this Agreement, other than those already obtained.

(5) Legal, Valid and Binding. This Agreement has been duly executed and delivered by the Company, is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(6) Litigation. There is no outstanding judgment, order or award, or pending action or proceeding before any court, governmental agency or arbitrator against or directly involving, the Company and, to the best of the Company's knowledge, there is no threatened action or proceeding affecting the Company before any court, governmental agency or arbitrator which, in any case, may materially and adversely affect the financial condition, business, properties or operations of the Company.

(7) Compliance with Other Instruments, Material Restrictions. The Company is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement, instrument or document evidencing or pursuant to which indebtedness has been issued by it or in any other agreement to which it is a party. The Company is not a party to any agreement or other instrument or subject to any other restriction which materially adversely affects its business, property, assets, operations or condition, financial or otherwise.

(8) No Defaults. No Event of Default or no event has occurred and is continuing which would constitute any such Event of Default but for the requirement that notice be given or time elapse or both.

SECTION 8. AFFIRMATIVE COVENANTS OF THE COMPANY. So long as the Expiration Date has not occurred or any Obligation has not been completely performed or otherwise satisfied, unless the Bank shall otherwise consent in writing, the Company agrees:

(1) Incorporation by Reference. The affirmative covenants of the Company as set forth in the ABN Loan Documents, as amended from time to time, are hereby incorporated in this Agreement by this reference as if they were fully set forth herein, and such covenants shall continue in effect and the Company agrees to keep and perform same as long as this Agreement remains in effect regardless of whether the ABN Loan Documents shall be earlier terminated. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provisions in the ABN Loan Documents, the provision contained in this Agreement shall govern and control with respect to the contractual relationship among the Company and the Bank under this Agreement.

(2) Payment and Performance. The Company will pay and perform each of the Company's covenants and obligations under this Agreement, the Letter of Credit, and the Loan Documents in accordance with the terms and conditions set forth herein and therein.

(3) Reports and Notices of Certain Events. The Company will furnish to the Bank, promptly, and in no event more than five (5) Business Days after learning of the occurrence of any of the following, written notice thereof, describing the same and the steps, if any, being taken by the Company with respect thereto: (i) the occurrence of an Event of Default or (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding that is material to the transactions contemplated by this Agreement.

(4) Annual Profitability. The Company and its Subsidiaries shall each have an after-tax Net Income of not less than $1 as of the end of each of its fiscal years. For purposes hereof, "Net Income" shall mean the net income of each of the Company and its Subsidiaries as calculated in accordance with Generally Accepted Accounting Principles consistently applied.

(5) Financial Reporting. The Company shall cause to be furnished to the Bank:

                  (i) Beginning with the month ending May 31, 1999, as soon as practicable, and in any event within thirty (30) after the end of each month, the Company's and its Subsidiaries' consolidated and consolidating statements of income and retained earnings and statements of cash flow for the month then ended and consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month, all in reasonable detail, and certified by an Authorized Officer of Company as being accurate in all material respects and on a basis consistent with that applied in the preparation of Company's previous monthly financial statements; and

                  (ii) As soon as practicable  and, in any event,  within ninety
                  (90) days after the end of each fiscal year of the Company, beginning with the fiscal year ended December 31, 1999, the Company's consolidated and consolidating audited statements of income and retained earnings and statements of cash flow for the fiscal year then ended and consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all in reasonable detail, certified by an independent certified public accountant selected by the Company, and reasonably acceptable to the Bank and prepared in accordance with Generally Accepted Accounting Principles consistently applied.

(6) Records, Books and Inspections. The Company will maintain complete and accurate records and books of account; permit reasonable access by the Bank to, and permit the Bank to make copies of and to take abstracts from, such books and records of the Company. The Bank shall treat all such information as confidential and shall disclose it only to the L/C Bank, Bank's regulators, employees, agents, assignees, participants, under court order or in connection with any administrative or judicial proceeding.

(7) Other Agreements. The Company will not enter into any agreement containing any provision that would be violated or breached in any material respect by the performance of the Company's obligations under this Agreement, the Letter of Credit or any of the Loan Documents or under any other instrument or document delivered or to be delivered by the Company thereunder or in connection therewith.

(8) Borrowing Base. The Company shall cause its Subsidiary, CFC Oeserwerk GMBH ("Oeserwerk") to provide to the Bank on a monthly basis, within ten (10) Business Days after the end of each month, a Borrowing Base Certificate (the "Borrowing Base Certificate") in the form of Attachment B, calculating the Eligible Accounts and Eligible Inventory of Oeserwerk. If at any time, the outstanding principal balance of the Line of Credit exceeds the Borrowing Base, the Company shall or shall cause Oeserwerk to make a payment to ABN AMRO in the amount of such deficiency.

                  For purposes of this section,

                  "Account" means all contract rights, any and all manner of accounts receivable, contract rights, and all security agreements, guaranties, letters of credit and any other collateral security for any or all of the foregoing wheresoever located and whether now or hereafter owned, acquired, arising or existing.

                  "Account Debtor" means the Person obligated on any Account.

                  "Borrowing Base" shall mean: (a) 80% of the face amount of the Eligible Accounts of Oeserwerk plus (b) 50% of the lower of cost or market value of the Eligible Inventory of Oeserwerk.

                  "Eligible Accounts" means such Accounts arising in the ordinary course of Oeserwerk's business which are not subject to any lien or encumbrance and which are evidenced by an invoice. In addition, no Account shall be an Eligible Account, if:

                           (i) it arises out of a sale made by Oeserwerk to an
                    Affiliate of Oeserwerk or to a Person controlled by an Affiliate of Oeserwerk; or

                           (ii) it is due or unpaid more than ninety (90) days
                    after the original invoice date; or

                           (iii) twenty-five percent (25%) or more at any one time of the Accounts from a particular Account Debtor are not deemed Eligible Accounts hereunder; or

                           (iv) the  Account  Debtor has  commenced  a voluntary
                    case under any bankruptcy or insolvency law, as now constituted or hereafter amended, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the bankruptcy or insolvency laws, as now constituted or hereafter amended, or any other petition or other application for relief under the bankruptcy or insolvency laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent; or

                           (v) the goods  giving rise to such  Account  have not
                    been shipped and delivered to the Account Debtor or the Account otherwise does not represent a final sale; or

                           (vi) the Account is subject to any offset, deduction,
                    defense, dispute, or counterclaim, or if the Account is contingent in any respect or for any reason; or

                           (vii) Oeserwerk has made any agreement with any Account Debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

                  "Eligible Inventory" shall mean that portion of Oeserwerk's inventory consisting of new raw materials and finished goods which is not subject to any lien or encumbrance, is in good and saleable condition and is not obsolete, damaged or defective, but shall not include work-in-process, supplies or packaging material.

SECTION 9. NEGATIVE COVENANTS OF THE COMPANY. So long as the Expiration Date has not occurred or any Obligation has not been completely performed or otherwise satisfied, unless the Bank shall otherwise consent in writing, the Company agrees:

(1) Incorporation By Reference. The negative covenants of the Company as set forth in the ABN Loan Documents, as amended from time to time, are hereby incorporated in this Agreement by this reference as if they were fully set forth herein, and such covenants shall continue in effect and the Company agrees to keep and perform same as long as this Agreement remains in effect regardless of whether the ABN Loan Documents shall be earlier terminated. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provisions in the Loan Documents, the provision contained in this Agreement shall govern and control with respect to the contractual relationship between the Company and the Bank under this Agreement.

(2) Liens. The Company shall not and shall not permit Oeserwerk to create, incur, grant, pledge, permit or suffer to exist, any security interest, lien, pledge, mortgage, charge, or encumbrance upon any of its real or personal property assets, except as provided in the Pledge.

(3) Other Agreements. The Company will not enter into any agreement containing any provision that would be violated or breached in any material manner by the performance of the Company's obligations under this Agreement or any other instrument or document delivered or to be delivered by the Company hereunder or in connection herewith.

SECTION 10. EVENTS OF DEFAULT. Upon the occurrence of any one or more of the following events (herein referred to as an "Event of Default"), unless waived by the Bank pursuant to Section 12 hereof:

(1) Incorporation By Reference. Each "Event of Default" as set forth in the ABN Loan Documents, as amended from time to time, are hereby incorporated in this Agreement by this reference as if it were fully set forth herein, regardless of whether the ABN Loan Documents shall be earlier terminated. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provisions in the ABN Loan Documents, the provision contained in this Agreement shall govern and control with respect to the contractual relationship between the Bank and the Company under this Agreement; or

(2) Untrue Representation. Any representation or warranty made by the Company herein, in the other Loan Documents in any certificate, financial or other statement furnished to the Bank by the Company pursuant to this Agreement or any other Loan Document shall prove to have been untrue or incomplete in any material respect when made; or

(3) Failure to Pay. The Company shall fail to pay when due any Obligation; or

(4) Failure to Perform. The Company shall fail to perform or observe any term, covenant or agreement contained in this Agreement, and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Company by the Bank; or

(5) Insolvency. The Company becomes insolvent or over-indebted, or a request for opening of court insolvency proceedings is filed, or the Company commences out-of-court reorganization or composition negotiations with creditors; or

(6) Dissolution. The Company shall be dissolved or its existence shall otherwise be terminated.

(7) Other Agreements. A default shall occur and be continuing under any agreement between the Company and the Bank or under any obligation owed by the Company to the Bank, subject to any applicable grace or cure period;

(8) Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace or cure period), whether by acceleration, redemption, or otherwise, of any material indebtedness (other than indebtedness under this Agreement) for borrowed money of the Company, the effect of which causes the Person to whom such indebted ness is owed to cause such indebtedness to become due prior to its stated maturity or otherwise accelerated; or

(9) Judgment. A judgment or order shall be rendered against the Company for the payment of money in excess of DM 435,000, and such judgment or order shall continue unsatisfied or unstayed for a period of 60 consecutive days.

(10) Lack of Validity. Any provision of this Agreement shall at any time for any reason cease to be valid and binding on the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any other party (excluding the Bank) or any governmental agency or authority or the Company or any other party shall deny that it has any or further liability or obligation under this Agreement; or

(11) Borrowing Base Deficiency. The Company or CFC Oeserwerk shall fail to pay to ABN AMRO the amount of any borrowing base deficiency as provided in Section 8(h) hereof.

SECTION 11.       DEFAULT, RIGHTS AND REMEDIES OF THE BANK.

         Upon the occurrence of an Event of Default, the Bank may exercise any one or more of the following rights and remedies contained in this Agreement, all of the rights and remedies under applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law:

(1) by written notice to the Company, require that the Company immediately prepay to the Bank in immediately available funds an amount equal to the Available Amount (such amounts to be held by the Bank as collateral security for the Obligations), provided however, that in the case of any Event of Default described in Section 10(e), such prepayment Obligations shall automatically become immediately due and payable without any notice;

(2) by written notice to the Company, declare all Obligations to be, and such amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, provided that upon the occurrence of an Event of Default under
Section 10(e) hereof such acceleration shall automatically occur; or

(3) pursue any other action available at law or in equity.

(4) DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST AND NONPAYMENT ARE HEREBY WAIVED BY THE COMPANY EXCEPT FOR NOTICE OF ACCELERATION IN ACCORDANCE WITH SUBSECTION 11(a) HEREOF. THE COMPANY ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS.

SECTION 12. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement, or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 13. NOTICES. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered three (3) days after deposit in the United States mails, with proper postage prepaid, or upon delivery by courier or upon transmission by telex, telecopy or similar electronic medium to the following addresses:

                  (i)      If to the Bank, at:

                           LaSalle Bank National Association
                           4747 West Irving Park Road
                           Chicago, Illinois 60641
                           Attn: Deborah Grudzien
                           Facsimile (773) 202-2805

                  with a copy to:

                           Jenner & Block
                           One IBM Plaza
                           Chicago, Illinois 60611
                           Attn: Rochelle P. Slater, Esq.
                           Facsimile:  (312) 840-7722

                  (ii)     If to the Company, at:

                           CFC Europe GmbH
                           Rigistrasse 20
                           73037 Goeppingen-Holzheim
                           Germany
                           Attn:    Florian Oeser
                           Facsimile:  011-49-71-61-800-94-60

                  with a copy to:

                           CFC International, Inc.
                           500 State Street
                           Chicago Heights, Illinois 60411
                           Attn: Roger Hruby

or to such other address as each party designates to the other in the manner herein prescribed.

SECTION 14. NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided in any other Loan Document or now or hereafter existing at law or in equity.

SECTION 15. INDEMNIFICATION. The Company hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; provided that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the Bank or L/C Bank in determining whether a sight draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit or (b) the Bank's or L/C Bank's willful failure to pay under the Letter of Credit after the presentation to it by ABN AMRO of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 15 is intended to limit the reimbursement obligation of the Company contained in paragraph (a) of Section 3 hereof. In case any action or proceeding is brought against the Bank in respect of which indemnity may be sought under this Agreement the party seeking indemnification shall give notice of any such action or proceeding to the Company and may require the Company, upon such notice, to assume the defense of the action or proceeding; provided that failure of such party to give such notice shall not relieve the Company from any of its obligations under this
Section 15. Upon receipt of notice from any party seeking indemnification the Company shall resist and defend such action or proceeding at the Company's expense. The obligations of the Company under this Section 15 shall survive the payment of the Obligations owed under this Agreement and the termination of this Agreement. SECTION 1.

SECTION 16. CONTINUING OBLIGATION. This Agreement is a continuing obligation and shall (i) be binding upon the Company, its successors and assigns, and (ii) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank. The Bank may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein, in the Letter of Credit or in any of its rights or security hereunder, including, without limitation, the instruments securing the Company's obligations hereunder. No such assignment or participation by the Bank, however, will relieve the L/C Bank of its obligation under the Letter of Credit. In connection with any assignment or participation, the Bank may disclose to the proposed assignee or participant any information that the Company is required to deliver to the Bank pursuant to this Agreement; provided, however, that if any such information is confidential, such third party shall first enter into a confidentiality agreement with the Company.

SECTION 17. LIMITED LIABILITY OF THE BANK. The Company assumes all risks of the acts or omissions of ABN AMRO with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of ABN AMRO and any transferee in connection therewith;
(b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) or signature(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(c) payment by the Bank or the L/C Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Company shall have a claim against the Bank, and the Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the L/C Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit, or (ii) the L/C Bank's willful failure to pay under the Letter of Credit after the presentation to it by ABN AMRO of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

SECTION 18. COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of special counsel and local counsel for the Bank with respect thereto and with respect to advising the Bank as of its rights and responsibilities under this Agreement and all reasonable costs and expenses, if any, in connection with (i) the change in terms, maintenance, renewal or cancellation of the Letter of Credit, (ii) any and all reasonable amounts which the Bank has paid relative to the Bank's curing of any Event of Default resulting from the acts or omissions of the Company under this Agreement or any Loan Document, (iii) the enforcement of this Agreement or any Loan Documents, or (iv) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit. In addition, the Company shall pay any and all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Letter of Credit, this Agreement, any other Loan Document or any other document which may be delivered in connection with this Agreement, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 19. SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 20. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Bank, the determination of such satisfaction shall be made by the Bank, in its sole and exclusive judgment exercised in good faith.

SECTION 21. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. THE COMPANY AGREES AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER IT BY ANY STATE OR FEDERAL COURT IN THE STATE OF ILLINOIS AND THAT ANY ACTION OR PROCEEDING BROUGHT BY THE COMPANY UNDER THIS AGREEMENT OR AGAINST THE BANK SHALL BE BROUGHT IN SUCH COURTS.

SECTION 22. WAIVER OF TRIAL BY JURY. EACH OF THE COMPANY AND THE BANK HEREBY AGREES THAT, IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL THEREOF BY JURY.

SECTION 23. CURRENCY OF ACCOUNT AND PAYMENT. Payment for each and every obligation due from the Company hereunder shall be made in lawful currency of the United States. If any sum due from the Company under this Agreement, or any order or judgment given or made in relation hereto has to be converted from the currency (the "First Currency") in which the same is payable hereunder, or under such order or judgment into another currency (the "Second Currency") for the purpose of (i) making or filing a claim or proof against the Company, (ii) obtaining an order or judgment in any court or other tribunal, or (iii) enforcing any order or judgment given or made in relation hereto, the Company shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the First Currency with the Second Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.


SECTION 24. ENGLISH LANGUAGE This Agreement shall be made in the
English language and each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the Person making or delivering the same), as being a true and accurate translation thereof.

SECTION 25. FORUM AND JURISDICTION. The Company irrevocably waives any objection which it might now or hereafter have to the court referred to in paragraph 21 above being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenience or appropriate forum. The Company agrees the process by which any suit, action or proceeding is begun may be served on it by being delivered to CFC International, Inc. at its principal place of business at c/o CFC International, Inc., 500 State Street, Chicago Heights, Illinois 60411. Nothing contained herein shall affect the right of the Bank to serve process in any other manner permitted by law nor shall limit the Bank's right to take proceedings against the Company in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

SECTION 26. WITHHOLDING. All payments made by the Company hereunder shall be made free and clear of, and without deduction, for any present or future taxes, withholdings or charges other than income taxes of the United States and any political subdivision thereof on the interest income received by the Bank (all such non-excluded taxes, withholdings or charges are hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from any sum payable hereunder, (i) the sum payable shall be increased so that after making all required deductions, the Bank receives the amount originally payable, and (ii) the Company shall pay the amount of such deductions to the relevant taxing authority in accordance with applicable law and provide Bank with an original or certified copy of a receipt evidencing payment thereof.

SECTION 27. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 28. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                CFC EUROPE GMBH



                                By:      ____________________________________
                                Title:   ____________________________________

                                LASALLE BANK NATIONAL ASSOCIATION



                                 By:      ____________________________________
                                 Title:   ____________________________________